Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Trustees of the U.S.B. Holding Co., Inc.

Employee Stock Ownership Plan

(With 401(k) Provisions):

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-43797) of our report dated June 19, 2003 relating to the statements of net assets available for benefits of the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (the “Plan”) as of December 31, 2002 and 2001, and the related Statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule, which report appears in the Plan’s December 31, 2002 Annual Report on Form 11-K.

/s/    KPMG LLP

New York, New York

June 27, 2003